Exhibit 99.7

Consent to be Named as a Director Nominee

In connection with the filing by IWAC Holdings INC. (“Pubco”) of a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 under the Securities Act, to being named as a person to become a member of the board of directors of Pubco, and any successor thereto, as describe in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to the Registration Statement and any amendments thereto.

Dated: February 14, 2023	/s/ Gael Forterre
Gael Forterre